Exhibit 10.8

EMPLOYMENT AGREEMENT

for

ERIC ADLER, M.D.

This Employment Agreement (the “Agreement”) is made between Lexeo Therapeutics, Inc. (the “Company”) and Eric Adler, M.D. (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Company desires for Executive to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Employment by the Company.

1.1 Position. As of February 15, 2024 (the “Start Date”), Executive shall serve as the Company’s Chief Medical Officer and Head of Research. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved time off permitted by the Company’s general employment policies. Notwithstanding the foregoing, the Company acknowledges and agrees that Executive shall continue to be able to render services to the University of California at San Diego (“UCSD”), or an affiliate of UCSD, and utilize the laboratory that is provided by UCSD for the purpose of performing research studies, so long as such services do not prevent Executive from performing his duties hereunder. If the Company has concerns that Executive’s duties hereunder are being negatively affected by the services being rendered to UCSD then the Company may request Executive to provide information as to what level of services were provided to UCSD in the prior calendar quarter and what level of services are projected for the current and following calendar quarter.

1.2 Duties and Location. Executive shall perform such duties incident to the position(s) held by Executive, including without limitation such duties and responsibilities as may be assigned to Executive by the Chief Executive Officer (“CEO”), to whom Executive will report. Executive shall work in the Company’s New York City office as needed and requested by the Company, but in any event Executive shall be required to work therefrom no more than four (4) days per calendar month, and Executive will be permitted to work remotely from his home office in California or otherwise when not in the New York City office (“Workplace Conditions”). The Company reserves the right to reasonably require Executive to perform reasonable business travel. The Company may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time subject to the Good Reason provisions below.

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1.3 Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.4 Indemnification. The Executive shall be provided indemnification coverage under the Company’s D&O liability insurance policies to the same extent as directors and other executive officers of the Company. The Parties have also executed a November 7, 2023 Indemnification Agreement (“IA”) that remains in full force and effect as is.

2. Compensation.

2.1 Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of Four Hundred Seventy-Five Thousand Dollars ($475,000) per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. The Base Salary is subject to periodic review and modification by the CEO and the Board (or the Compensation Committee of the Board), from time to time, at their sole discretion subject to the Good Reason provisions below.

2.2 Annual Cash Bonus. Executive will be eligible for an annual discretionary cash bonus of up to Forty Percent (40%) of Executive’s Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the CEO and the Board (or the Compensation Committee of the Board) in their sole discretion based upon the Company’s performance and Executive’s achievement of individual objectives and milestones to be determined on an annual basis. Any Annual Bonus that is awarded will be paid within the first ninety (90) days of the calendar year following the applicable bonus year. Executive will not be eligible for, and will not earn, any Annual Bonus if Executive’s employment terminates for any reason, or if Executive or the Company has given notice of the termination of Executive’s employment, before the payment date.

3. Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees, subject to the eligibility criteria, rules, plan provisions and regulations applicable to such plans, except to the extent that participation in such plans or programs would result in duplication of benefits provided hereunder. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time, in its sole discretion. Additionally, Executive shall continue to be entitled to receive career coaching services (using a coach selected by Executive) and the Company shall pay for such services for up to twenty hours for every calendar year, subject to a maximum annual cost of ten thousand dollars ($10,000).

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4. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Notwithstanding anything to the contrary and for the avoidance of doubt, Executive shall be entitled to travel via business class for all air flights that are at least four hours in duration and also when traveling, to and from Executive’s home in California to the Company’s New York office and shall be entitled to be reimbursed for all such travel and lodging, including when traveling to and from and when working from Company’s New York office. The Company shall pay or reimburse Executive’s attorneys’ fees incurred by Executive for engaging counsel to negotiate, review, and/or revise this Agreement, subject to a maximum of fifteen thousand dollars ($15,000). Such payment or reimbursement shall be made not more than thirty (30) days after the Start Date.

5. Termination of Employment; Severance

5.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or good reason or advance notice.

5.2 Termination Based on Death or Disability. In the event of the Executive’s death, the Executive’s employment with the Company shall terminate automatically. The Company, in its discretion, shall have the right to terminate the Executive’s employment because of the Executive’s Disability during the Employment Period, subject to applicable law. For purposes of this Agreement, “Disability” means that the Executive has been unable, for 60 consecutive days, or for any period aggregating 90 business days in any consecutive 180 day period, as the case may be, to perform a substantial portion of the Executive’s duties under this Agreement, as a result of physical or mental impairment, illness or injury, as determined by a medical doctor reasonably selected by the Company and approved by the Executive, such approval not to be unreasonably withheld, delayed or conditioned. Such determination shall be deemed to be conclusive for all purposes of this Section 5.2. In connection with the foregoing, the Executive shall cooperate with such medical doctor, including without limitation, by submitting to such medical tests and examinations as may be requested by the medical doctor. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice upon the expiration of the applicable period and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to satisfactory performance of the Executive’s previous duties before the Disability Effective Date. In the event the Executive’s employment is terminated due to death or Disability, the Company shall have no further obligations to the Executive hereunder, except the Company shall pay to the Executive (or, in the event of death, to the Executive’s estate) any (i) Base Salary earned or payable but unpaid to the Executive through the Date of Termination, (ii) reimbursable business expenses incurred but unpaid through the Date of Termination (subject to Company’s applicable expense policies, including submission of all required documentation), (iii) payment for any accrued by unused vacation time from the year of the Date of Termination and (iv) any other amounts or benefits required by applicable law.

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5.3 Termination Without Cause; Resignation for Good Reason.

(i) The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below). Further, Executive may resign at any time for Good Reason (as defined below).

(ii) In the event Executive’s employment with the Company is terminated by the Company without Cause, or Executive resigns for Good Reason, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following severance benefits:

(a) The Company shall pay Executive, as severance, twelve (12) months of Executive’s Base Salary (ignoring any reduction in Base Salary that constituted Good Reason) in effect as of the Date of Termination, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid in a single lump sum on or about the Company’s first regular payroll date following the 60th day after Executive’s Separation from Service.

(b) Provided Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on Executive’s Separation from Service and ending on the earliest to occur of: (i) twelve (12) months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

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5.4 Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i) The Company may terminate Executive’s employment with the Company at any time for Cause. Further, Executive may resign at any time without Good Reason. Executive’s employment with the Company may also be terminated due to Executive’s death or Disability.

(ii) If Executive resigns without Good Reason, or the Company terminates Executive’s employment for Cause, or upon Executive’s death or termination due to his Disability, then (i) Executive will no longer vest in any stock options held by the Executive (except as provided above for the Equity Award), (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (c) Executive will not be entitled to any severance benefits, including (without limitation) the Severance, COBRA Premiums, Special Cash Payments, unless required by law.

5.5 Termination in Connection with Change in Control. If the Company terminates Executive’s employment (or if Executive resigns for Good Reason) no more than three (3) months prior to a Change in Control (as defined herein) or within twelve (12) months after a Change in Control, Executive shall be entitled to receive the following severance benefits:

(i) The Company shall pay Executive, as severance, twelve (12) months of Executive’s Base Salary (ignoring any reduction in Base Salary that constituted Good Reason) in effect as of the Date of Termination, subject to standard payroll deductions and withholdings (the “CIC Severance”). The CIC Severance will be paid in a single lump sum on the 90th day after Executive’s Separation from Service.

(ii) Provided Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“CIC COBRA Premiums”) through the period (the “CIC COBRA Premium Period”) starting on Executive’s Separation from Service and ending on the earliest to occur of: (i) twelve (12) months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the CIC COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the CIC COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service

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Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “CIC Special Cash Payment”), for the remainder of the CIC COBRA Premium Period. Executive may, but is not obligated to, use such CIC Special Cash Payments toward the cost of COBRA premiums.

(iii) The Company shall pay Executive, as further severance, a lump sum amount equal to his full bonus target (which for avoidance of doubt shall be at least equal to 40% of Executive’s annual Base Salary) for the calendar year in which the Change in Control occurs (the “CIC Bonus Payment”), to be paid no later than thirty (30) (or ninety (90) if the Separation from Service precedes the Change in Control) days following Executive’s Separation from Service.

(iv) The Company shall accelerate the vesting of any shares, options, or other equity grants then unvested and outstanding as of the Executive’s Separation from Service, such that Executive will thereafter be 100% vested in any shares, options, or other equity grants awarded by the Company to Executive during Executive’s employment with the Company (the “Vesting Acceleration”).

6. Conditions to Receipt of Severance, COBRA Premiums, and Special Cash Payments. The receipt of the Severance, CIC Severance, COBRA Premiums, CIC COBRA Premiums, Special Cash Payments, CIC Special Cash Payments, CIC Bonus Payment, and Vesting Acceleration (collectively, the “Severance Benefits”) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form satisfactory to the Company (the “Separation Agreement”) within a time period specified by the Company, in its sole discretion. No Severance Benefits will be paid or provided until the Separation Agreement becomes effective. Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the Date of Termination.

7. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed

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by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

8. Definitions.

(i) Cause. For purposes of this Agreement, “Cause” for termination will mean: (a) Executive’s conviction for, or entry of a guilty plea or plea of nolo contendere for, any felony or crime involving dishonesty; (b) Executive’s participation in any fraud against the Company; (c) material breach of Executive’s duties to the Company; (d) persistent unsatisfactory performance of Executive’s job duties after written notice from the Board and a reasonable opportunity to cure (if deemed curable); (e) Executive’s intentional damage to any property of the Company; (f) Executive’s intentional violation of Company policy that causes harm to the Company’s reputation or prospects, as reasonably determined by the Board in good faith; (g) Executive’s material breach of any written agreement with the Company; and (h) conduct by Executive involving moral turpitude, corruption, dishonesty, or other conduct that harms the Company’s reputation or prospects, as reasonably determined by the Board in good faith.

(ii) Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (a) a material reduction in Executive’s Base Salary, which the Parties agree is a reduction of at least 10% in the aggregate from Executive’s highest Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated executive employees); (b) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that a change in job position or job title shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; or (c) the Company’s material breach of the Workplace Conditions. In order to resign for Good Reason, Executive must provide written notice to the Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the cure period.

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(iii) Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Lexeo Therapeutics, Inc. 2023 Equity Incentive Plan as in effect on the Start Date.

9. Proprietary Information Obligations.

9.1 Confidential Information Agreement. As a condition of employment, Executive shall execute and abide by the Company’s standard form of Employee Confidential Information And Inventions Assignment Agreement (the “Confidentiality Agreement”).

9.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company. Executive expressly acknowledges that he will not use any confidential or proprietary information of a third party in connection with the performance of his duties to the Company.

10. Outside Activities During Employment.

10.1 Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. In any event, Executive may: (i) engage in civic and not-for-profit activities; (ii) engage in activities in connection with personal investments; (iii) serve, following receiving consent from the Board (which shall not unreasonably be withheld), on boards of directors positions for up to two (2) organizations, and (iv) serve as an advisor, or as a member of an advisory board, following receiving consent from the Board (which shall not unreasonably be withheld), on up to two (2) organizations; so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

10.2 No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise. This does not prohibit the Executive from purchasing any publicly listed securities or funds which hold publicly listed securities.

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11. Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the Confidential Information Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, with the exception of discrimination and harassment claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in San Diego, California by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules appropriate to the relief being sought (the applicable rules are available at the following web addresses: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/); provided, however, this arbitration provision not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims involving allegations of sexual harassment and discrimination, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). A hard copy of the rules will be provided to Executive upon request. A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by a federal court in the State of California. However, procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all JAMS’ arbitration fees. To the extent JAMS does not collect or Executive otherwise does not pay to JAMS an equal share of all JAMS’ arbitration fees for

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any reason, and the Company pays JAMS Executive’s share, Executive acknowledges and agrees that the Company shall be entitled to recover from Executive half of the JAMS arbitration fees invoiced to the Parties (less any amounts Executive paid to JAMS) in a federal or state court of competent jurisdiction. Except as modified in the Confidential Information Agreement, each Party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent a California federal court determines that any applicable law prohibits mandatory arbitration of Excluded Claims, if Executive intends to bring multiple claims, including one or more Excluded Claims, the Excluded Claim(s) may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

12. Section 280G Matters.

12.1 If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

12.2 Notwithstanding any provision of this Section 12 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

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12.3 The Company shall appoint a nationally-recognized accounting, consulting or law firm to make the determinations required by this Section 12. The Company shall bear all expenses with respect to the determinations by such firm required to be made hereunder.

12.4 If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 12(i)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 12(i), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

13. General Provisions.

13.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

13.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

13.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.4 Complete Agreement. This Agreement, together with the Confidentiality Agreement and the IA, along with any previously executed stock option agreements between the Parties, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company and by Executive.

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13.5 Amendments and Waivers. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the consent in writing of the Executive and the Company. The failure of a Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same. No waiver by a Party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant in this Agreement.

13.6 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement.

13.7 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13.8 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

13.9 Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

13.10 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year written below.

LEXEO THERAPEUTICS, INC.

By:	/s/ R. Nolan Townsend
R. Nolan Townsend
Chief Executive Officer

Date: 2/3/2024

ERIC ADLER, M.D.

/s/ Eric Adler, M.D.

Date: 2/3/2024

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